Exhibit 99.1


               Hexcel Reports 2003 First Quarter Results


    STAMFORD, Conn.--(BUSINESS WIRE)--April 21, 2003--Hexcel Corp.
(NYSE:HXL)

    Highlights:

    -- Completed balance sheet refinancing on March 19, 2003, reducing debt and moving major scheduled amortization to 2008 and beyond.

    -- Operating income up 29.3% to $17.2 million compared to first quarter of 2002.


                                                        Unaudited
                                                   -------------------
                                                      Quarter Ended
                                                        March 31,
(In millions, except per share data)                2003        2002
----------------------------------------------------------------------
Net sales                                         $ 228.6     $ 222.1
Gross margin %                                       20.1%       17.8%
Operating income                                  $  17.2     $  13.3
Operating income %                                    7.5%        6.0%
Loss on early retirement of debt                  $   4.0     $     -
Provision for income taxes(a)                     $   2.3     $   2.5
Equity in losses of affiliated companies          $  (0.4)    $  (2.4)
Net loss                                          $  (3.2)    $  (9.2)
Deemed preferred dividends and accretion          $  (0.5)    $     -
Net loss available to common shareholders         $  (3.7)    $  (9.2)
Diluted net loss per common share                 $ (0.10)    $ (0.24)
----------------------------------------------------------------------
(a) The Company's tax provision primarily reflects taxes on foreign income. The Company continues to establish a non-cash valuation allowance attributable to currently generated U.S. net operating losses until such time as the U.S. operations have returned to consistent profitability.


    Hexcel Corporation (NYSE:HXL) (PCX:HXL) today reported net sales for the first quarter, 2003 of $228.6 million as compared to $222.1 million for the 2002 first quarter.
    Operating income for the first quarter of 2003 was $17.2 million compared to $13.3 million for the same quarter last year. Net loss for the quarter was $3.2 million, or $0.09 per diluted common share, compared to $9.2 million, or $0.24 per diluted common share, for the first quarter of 2002. After reflecting deemed preferred dividends and accretion, the net loss available to common shareholders was $3.7 million, or $0.10 per diluted common share.
    First quarter 2003 results included $0.7 million in business consolidation and restructuring expenses. In addition, a $4.0 million loss on early retirement of debt, related to the write-off of unamortized deferred financing costs, was incurred as a result of the refinancing of the Company's capital structure. Excluding business consolidation and restructuring expenses and loss on early retirement of debt, the Company's pretax income for the first quarter of 2003 was $4.2 million, compared to a pretax loss of $3.6 million in the comparable 2002 quarter.

    Chief Executive Officer Comments

    Commenting on Hexcel's first quarter results, David E. Berges, Chairman, President and Chief Executive Officer, said, "This was a quarter of significant accomplishment for the Company. The operating income and gross margin improvements realized in the quarter were consistent with the performance of recent quarters, fueled by the cost reduction actions launched in November 2001. But, the completion of a major refinancing of our balance sheet was the highlight of the period. As a result of the refinancing, we have lowered our debt to the level we think appropriate for our outlook. More importantly, the Company dealt with the major debt maturities it had over the next two years and now does not have a major scheduled debt re-payment obligation until 2008."
    Berges concluded, "We are excited by the accomplishments achieved in the last two years. Faced with an unprecedented decline in our markets we quickly 'right-sized' -- and thanks to this quarter's refinancing, we've also 'right-shaped' the Company's balance sheet. We can now place more focus on exploiting the potential of our products and their applications, while continuing to target operational performance improvements and debt reduction."

    Revenue Trends

    Consolidated revenues of $228.6 million for the first quarter of 2003 were 2.9% higher than 2002 first quarter revenues of $222.1 million, driven by improved sales to space and defense markets and the impact of changes in foreign exchange rates. Since the end of the first quarter of 2002, the Euro has strengthened against the U.S. dollar by approximately 24%, increasing the dollar value of our sales made in Euros. Had the same U.S. dollar, British pound and Euro exchange rates applied in the first quarter of 2003 as in the first quarter of 2002, revenues for the first quarter of 2003 would have been $14.5 million lower at $214.1 million, or down 3.6%.

    -- Commercial Aerospace. Sales to aircraft producers and their subcontractors for the 2003 first quarter were $106.8 million, 3.3% higher than the 2002 first quarter revenues of $103.4 million due to the impact of exchange rate changes. While the downturn in the commercial aerospace market appears to have leveled off, revenues were higher than the fourth quarter of 2002, reflecting some seasonality in customer ordering patterns.

    -- Industrial Markets. Sales for the 2003 first quarter of $66.8 million were almost the same as the revenues of $67.0 million reported in the first quarter of 2002. After a slow start to the quarter, reinforcement fabrics used in military body armor moved up sharply late in the quarter, but were lower than the record levels achieved in the first quarter of 2002. Sales to our other industrial segments were comparable to the same quarter last year.

    -- Space & Defense. Revenues of $40.4 million for the first quarter of 2003 continued to display the benefits of increasing military aircraft production, with a 14.8% year-over-year increase. The Company benefits from its extensive qualifications to supply composite materials and composite structures to a broad range of military aircraft and helicopter programs. Although sales associated with military aircraft and helicopters are expected to continue to trend upwards, the Company's revenues may vary quarter to quarter based on customer ordering patterns.

    -- Electronics. Sales for the 2003 first quarter were $14.6 million, within the range of what the Company has seen since the downturn in the global electronics industry that began in early 2001.

    Gross Margin, Operating Income and Provision for Income Taxes

    Gross margin for the first quarter of 2003 was $46.0 million, or 20.1% of sales, compared with $39.6 million, or 17.8% of sales, for the same period last year, as the Company's cost reduction programs continue to take effect and operations adjust to lower levels of production.
    Operating income for the 2003 first quarter was $17.2 million, or 7.5% of sales, compared to $13.3 million, or 6.0% of sales, for the 2002 first quarter. Included in selling, general and administrative expenses for the 2003 first quarter were $0.3 million of expenses incurred in connection with the equity investment. Depreciation for the quarter was $12.5 million compared to $11.8 million in the first quarter of 2002. The increase in deprecation primarily reflects changes in foreign currency exchange rates. Business consolidation and restructuring expenses were $0.7 million in the first quarters of both 2002 and 2003.
    The provision for income taxes was $2.3 million in the quarter compared to $2.5 million in the first quarter of 2002. The Company will continue to increase its tax provision rate through the establishment of a non-cash valuation allowance attributable to currently generated U.S. net operating losses until such time as the U.S. operations have returned to consistent profitability.

    Refinancing of the Company's Capital Structure

    On March 19, 2003, the Company completed the refinancing of its balance sheet with the issuance of mandatorily redeemable convertible preferred stock for $125.0 million in cash, the issuance of $125.0 million of 9-7/8% senior secured notes due 2008, and the establishment of a new $115.0 million senior secured credit facility. The proceeds from the sale of the convertible preferred stock have been used to provide for the redemption of the Company's 7% convertible subordinated notes due 2003 and to reduce senior debt outstanding under the Company's then existing senior credit facility. The remaining advances under the then existing facility, after the application of the equity proceeds, were repaid with the proceeds from the issuance of the 9-7/8% senior secured notes due 2008 and modest drawings under the new senior secured credit facility. In connection with the refinancing, the Company incurred a $4.0 million loss on early retirement of debt, due to the write-off of unamortized deferred financing costs.
    The Company estimates that following the refinancing, its quarterly interest expense during 2003 will be in the range of $12.5 million to $13.5 million, of which $0.8 million will relate to the financing costs and discounts on the issuance of debt. Further, the Company expects that its capital expenditures in 2003 will be less than $25 million.
    Deemed preferred dividends and accretion relating to the convertible preferred securities was $0.5 million during the quarter. The estimated average quarterly expense relating to deemed preferred dividends and accretion in 2003 will be approximately $3.0 million. A description of the accounting for these securities can be found in the Company's Form 8-K filed on April 7, 2003.

    Investments in Affiliated Companies

    Equity in losses of affiliated companies was $0.4 million for the first quarter of 2003, reflecting primarily losses reported by the Company's joint ventures in China and Malaysia as they continue to ramp up production of aerospace composite structures. Equity in losses of affiliated companies was $2.4 million in the first quarter of 2002. These losses by affiliated companies do not affect the Company's cash flows.

    Debt

    Total debt, net of cash, decreased in the quarter by $94.7 million to $518.8 million as of March 31, 2003, reflecting the Company's refinancing transactions. The reduction in debt in the quarter arising from the refinancing transactions net of expenses was $112.0 million. Excluding the refinancing transactions, total debt, net of cash, increased by $17.3 million primarily driven by the timing of the Company's semi-annual interest payments and higher working capital due to increased sales compared to the fourth quarter of 2002.
    Interest expense during the quarter was $13.7 million compared to $17.6 million in the first quarter of 2002, reflecting, in part, lower debt balances and lower interest rates. Included in interest expense in the first quarter of 2002 were $1.7 million of bank amendment fees and expenses. As the refinancing transactions were not completed until March 19, 2003, they had minimal impact on reported interest expense for the quarter.

    Hexcel will host a conference call at 11:00 a.m. EDT, tomorrow, Tuesday, April 22, 2003 to discuss the first quarter results and respond to questions. In making its comments during this conference call, the Company will refer to a presentation that will be posted to the investor relation section of its Web site before 9:00 a.m. EDT tomorrow morning. The telephone number for the conference call is 719/457-2645 and the confirmation code is 490841. The call will be simultaneously hosted on Hexcel's Web site at www.hexcel.com/investors/index.html. The presentation can be accessed at the same Web address. Replays of the call will be available on the web site for approximately seven days.

    Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics and industrial applications.

    Disclaimer on Forward-Looking Statements

    This press release contains statements that are forward-looking, including statements relating to market conditions (including commercial and military aircraft build rates and demand for electronics and industrial products), future sales volumes, cost reductions from its business consolidation and restructuring programs together with their associated improvements, manufacturing productivity, gross margin performance, operating income, equity in losses of affiliated companies, working capital management, interest expense and capital expenditure levels. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                      Unaudited
                                              ------------------------
                                               Quarter Ended March 31,
(In millions, except per share data)               2003         2002
----------------------------------------------------------------------
Net sales                                      $   228.6    $   222.1
Cost of sales                                      182.6        182.5
----------------------------------------------------------------------
  Gross margin                                      46.0         39.6

Selling, general and administrative expenses        23.8         21.6
Research and technology expenses                     4.3          4.0
Business consolidation and restructuring
 expenses                                            0.7          0.7
----------------------------------------------------------------------
  Operating income                                  17.2         13.3
Interest expense                                    13.7         17.6
Loss on early retirement of debt                     4.0            -
----------------------------------------------------------------------

  Loss before income taxes                          (0.5)        (4.3)
Provision for income taxes                           2.3          2.5
----------------------------------------------------------------------
  Loss before equity in earnings                    (2.8)        (6.8)
Equity in losses of affiliated companies            (0.4)        (2.4)
----------------------------------------------------------------------

  Net loss                                          (3.2)        (9.2)
Deemed preferred dividends and accretion            (0.5)           -
----------------------------------------------------------------------
  Net loss available to common shareholders    $    (3.7)   $    (9.2)
======================================================================


Net loss per common share:
 Basic:
   Net loss                                    $   (0.09)   $   (0.24)
   Deemed preferred dividends and accretion        (0.01)           -
----------------------------------------------------------------------
Net loss available to common shareholders      $   (0.10)   $   (0.24)

 Diluted:
   Net loss                                    $   (0.09)   $   (0.24)
   Deemed preferred dividends and accretion        (0.01)           -
----------------------------------------------------------------------
Net loss available to common shareholders      $   (0.10)   $   (0.24)


Weighted average common shares(a):
   Basic                                            38.5         38.2
   Diluted                                          38.5         38.2
----------------------------------------------------------------------
(a) The Company's convertible subordinated notes, due 2003, convertible subordinated debentures, due 2011, and all stock options were excluded from the computations of diluted net loss per common share for the quarters ended March 31, 2003 and 2002, as they were anti-dilutive. In addition, the Company's recently issued mandatorily redeemable convertible preferred stock was excluded from the March 31, 2003 computation of diluted net loss per common share, as they were anti-dilutive.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                      Unaudited
                                              ------------------------
                                               March 31,  December 31,
(In millions, except per share data)              2003         2002
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                     $    13.1    $     8.2
 Accounts receivable, net                          141.0        117.3
 Inventories, net                                  126.6        113.6
 Prepaid expenses and other assets                   9.6          9.2
----------------------------------------------------------------------
 Total current assets                              290.3        248.3

Property, plant and equipment                      644.6        642.8
Less accumulated depreciation                     (342.4)      (333.4)
----------------------------------------------------------------------
 Net property, plant and equipment                 302.2        309.4

Goodwill, net                                       75.1         74.4
Investments in affiliated companies                 33.6         34.0
Other assets                                        44.9         42.0
----------------------------------------------------------------------

Total assets                                   $   746.1    $   708.1
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable and current maturities of
  capital lease obligations                    $     9.0    $   621.7
 Accounts payable                                   73.9         54.9
 Accrued liabilities                                87.4        102.5
----------------------------------------------------------------------
 Total current liabilities                         170.3        779.1

Long-term notes payable and capital lease
 obligations                                       522.9            -
Other non-current liabilities                       58.5         56.4
----------------------------------------------------------------------
Total liabilities                                  751.7        835.5

Mandatorily redeemable convertible preferred
 stock, 125,000 shares of series A and
 125,000 shares of series B authorized,
 issued and outstanding at March 31, 2003           96.9            -

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares
 of stock authorized, no shares issued or
 outstanding                                           -            -
Common stock, $0.01 par value, 200.0 shares
 of stock authorized, and 39.9 shares issued
 and outstanding at March 31, 2003, and
 100.0 shares of stock authorized, and 39.8
 shares issued and outstanding at December
 31, 2002.                                           0.4          0.4
Additional paid-in capital                         311.7        288.2
Accumulated deficit                               (384.7)      (381.5)
Accumulated other comprehensive loss               (16.4)       (21.2)
----------------------------------------------------------------------
                                                   (89.0)      (114.1)
Less - Treasury stock, at cost, 1.3 shares
 at March 31, 2003 and at December 31, 2002        (13.5)       (13.3)
----------------------------------------------------------------------
Total stockholders' equity (deficit)              (102.5)      (127.4)
----------------------------------------------------------------------
Total liabilities and stockholders' equity
 (deficit)                                     $   746.1    $   708.1
----------------------------------------------------------------------

Total debt, net of cash                        $   518.8    $   613.5
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                      Unaudited
                                             -------------------------
                                              Quarter Ended March 31,
 (In millions)                                     2003        2002
----------------------------------------------------------------------
Cash flows from operating activities
 Net loss                                      $     (3.2)  $    (9.2)
 Reconciliation to net cash provided by
  operating activities:
   Depreciation                                      12.5        11.8
   Amortization of debt discount and deferred
    financing costs                                   1.0         1.0
   Deferred income taxes                              0.2         0.2
   Business consolidation and restructuring
    expenses                                          0.7         0.7
   Business consolidation and restructuring
    payments                                         (2.8)       (9.4)
   Equity in losses of affiliated companies           0.4         2.4
   Loss on early retirement of debt                   4.0           -
   Working capital changes and other                (25.4)       (8.6)
----------------------------------------------------------------------
 Net cash used for operating activities             (12.6)      (11.1)
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                                (2.3)       (1.8)
----------------------------------------------------------------------
 Net cash used for investing activities              (2.3)       (1.8)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from senior secured credit
  facilities, net                                    12.0           -
 Proceeds from issuance of 9-7/8% senior
  secured notes, net of discount                    123.7           -
 Proceeds from (repayments of) senior credit
  facility, net                                    (179.7)        8.2
 Redemption of 7% convertible subordinated
  notes                                             (46.9)          -
 Proceeds from (repayments of) capital lease
  obligations and other debt, net                     1.0        (1.9)
 Proceeds from issuance of mandatorily
  redeemable convertible preferred stock            125.0           -
 Issuance costs related to debt and equity
  offerings                                         (14.1)          -
 Activity under stock plans                           0.1         0.1
----------------------------------------------------------------------
 Net cash provided by financing activities           21.1         6.4
----------------------------------------------------------------------
Effect of exchange rate changes on cash and
 cash equivalents                                    (1.3)       (1.4)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                          4.9        (7.9)
Cash and cash equivalents at beginning of
 period                                               8.2        11.6
----------------------------------------------------------------------
Cash and cash equivalents at end of period     $     13.1   $     3.7
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                           $     24.5   $    25.6
  Cash taxes paid                              $      2.8   $     1.0
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                        Unaudited
                   ---------------------------------------------------
                   Commercial            Space &
(In millions)       Aerospace Industrial Defense Electronics   Total
----------------------------------------------------------------------

First Quarter 2003
 Net Sales
Reinforcements       $   13.5   $  29.8   $    -   $   14.6   $  57.9
Composites               75.1      37.0     35.4          -     147.5
Structures               18.2         -      5.0          -      23.2
----------------------------------------------------------------------
  Total                            66.8     40.4       14.6     228.6
                     $106.847%  $    29%  $   18%  $      6%  $   100%
----------------------------------------------------------------------

Fourth Quarter 2002
 Net Sales
Reinforcements       $   11.5   $  23.2   $    -   $   13.1   $  47.8
Composites               63.9      36.7     33.9          -     134.5
Structures               20.9         -      3.3          -      24.2
----------------------------------------------------------------------
  Total                  96.3      59.9     37.2       13.1     206.5
                     $     47%  $    29%  $   18%  $      6%  $   100%
----------------------------------------------------------------------

First Quarter 2002
 Net Sales
Reinforcements       $   12.4   $  33.1   $    -   $   16.5   $  62.0
Composites               66.3      33.9     31.5          -     131.7
Structures               24.7         -      3.7          -      28.4
----------------------------------------------------------------------
  Total                 103.4      67.0     35.2       16.5     222.1
                     $     47%  $    30%  $   16%  $      7%  $   100%
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries
Segment Data
----------------------------------------------------------------------
                                        Unaudited
                   ---------------------------------------------------
                                                    Corporate
(In millions)      Reinforce- Composites Structures     &      Total
                      ments                          Other(a)
----------------------------------------------------------------------
First Quarter 2003
----------------------------------------------------------------------
  Net sales to
   external
   customers         $   57.9   $  147.5  $   23.2   $     -   $228.6
  Intersegment
   sales                 23.0        5.3         -         -     28.3
----------------------------------------------------------------------
    Total sales          80.9      152.8      23.2         -    256.9

  Operating income
   (loss)                 3.9       18.8       1.2      (6.7)    17.2
  Depreciation            4.3        7.6       0.6         -     12.5
  Business
   consolidation
   and
   restructuring
   expenses               0.1        0.6         -         -      0.7
  Capital
   expenditures           1.3        1.0         -         -      2.3
----------------------------------------------------------------------
Fourth Quarter 2002
----------------------------------------------------------------------
  Net sales to
   external
   customers         $   47.8   $  134.5  $   24.2   $     -   $206.5
  Intersegment
   sales                 17.4        3.4         -         -     20.8
----------------------------------------------------------------------
    Total sales          65.2      137.9      24.2         -    227.3

  Operating income
   (loss)                 4.2       16.1         -      (8.0)    12.3
  Depreciation            3.7        8.0       0.4         -     12.1
  Business
   consolidation
   and
   restructuring
   expenses (net
   credits)               0.2        0.8      (0.1)     (1.1)    (0.2)
  Capital
   expenditures           1.4        4.7       0.2       0.1      6.4
----------------------------------------------------------------------
First Quarter 2002
----------------------------------------------------------------------
  Net sales to
   external
   customers         $   62.0   $  131.7  $   28.4   $     -   $222.1
  Intersegment
   sales                 18.2        4.7         -         -     22.9
----------------------------------------------------------------------
    Total sales          80.2      136.4      28.4         -    245.0

  Operating income
   (loss)                 3.6       15.0       0.9      (6.2)    13.3
  Depreciation            4.0        7.1       0.7         -     11.8
  Business
   consolidation
   and
   restructuring
   expenses               0.3        0.4         -         -      0.7
  Capital
   expenditures           0.5        1.3         -         -      1.8
----------------------------------------------------------------------
(a) The Company does not allocate corporate expenses to its business segments.



Hexcel Corporation and Subsidiaries
Schedule of Net Debt
----------------------------------------------------------------------
                                                      Unaudited
                                             -------------------------
                                               March 31,  December 31,
(In millions)                                    2003         2002
----------------------------------------------------------------------
Senior Secured Credit Facility, due 2008       $   12.0     $      -
Senior Credit Facility, due 2005                      -        179.7
European credit and overdraft facilities            2.6          0.2
9.875% Senior secured notes, due 2008, net
 of unamortized discount of $1.3 as of March
 31, 2003                                         123.7            -
9.75% Senior subordinated notes, due 2009,
 net of unamortized discount of $1.1 as of
 March 31, 2003, and $1.2 as of December 31,
 2002                                             338.9        338.8
7.0% Convertible subordinated notes, due
 2003                                                 -         46.9
7.0% Convertible subordinated debentures,
 due 2011                                          22.7         22.7
----------------------------------------------------------------------
Total notes payable                               499.9        588.3
Capital lease obligations                          32.0         33.4
----------------------------------------------------------------------
Total notes payable and capital lease
 obligations                                   $  531.9     $  621.7
----------------------------------------------------------------------

Cash and cash equivalents                          13.1          8.2
----------------------------------------------------------------------
Net Debt                                       $  518.8     $  613.5
----------------------------------------------------------------------


    CONTACT: Hexcel Corporation, Stamford
             Stephen C. Forsyth (investors), 203/969-0666 ext. 425 stephen.forsyth@hexcel.com
                 or
             Michael Bacal (media), 203/969-0666 ext. 426 michael.bacal@hexcel.com